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                                                                 EXHIBIT 11.1

                              MEGATEST CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                                               YEAR ENDED AUGUST 31,
                                                                    -------------------------------------------
                                                                      1995              1994             1993
                                                                      ----              ----             ----
Weighted average number of common shares outstanding  . . . . . .      7,230             7,008            3,579
Common share equivalents:
   Convertible preferred stock, assuming conversion . . . . . . .         --                --              868
   Dilutive effect of stock options . . . . . . . . . . . . . . .         --               196              305
                                                                   ---------         ---------        ---------
Total average common and common equivalent shares . . . . . . . .      7,230             7,204            4,752
                                                                   =========         =========        =========

Income (loss) before cumulative effect of accounting change . . .  $ (12,190)        $   9,099        $   5,279
Cumulative effect of change in accounting for income taxes  . . .         --             1,700               --
                                                                   ---------         ---------        ---------
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . .  $ (12,190)        $  10,799        $   5,279
                                                                   =========         =========        =========
Income (loss) per common and common equivalent share
         before accounting change   . . . . . . . . . . . . . . .  $   (1.69)        $    1.26        $    1.11
Cumulative effect of change in accounting for income taxes
         per common and common equivalent share   . . . . . . . .         --              0.24               --
                                                                   ---------         ---------        ---------
Net income (loss) per common and common equivalent share    . . .  $   (1.69)        $    1.50        $    1.11
                                                                   =========         =========        =========
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